Exhibit 10.1
Sport Endurance, Inc.
222 Broadway, 19th Floor
New York, NY 11201

December 28, 2016

____________
____________
____________
Attention: _______________

Re:          Sport Endurance, Inc. / Forbearance on Senior Secured Promissory Notes

Dear Sirs:

This letter agreement (the “Agreement”) acknowledges that in exchange for __________________ (“_________”) extending the due dates of its  10% Senior Secured Convertible Promissory Note and a  10% Senior Secured Convertible Promissory Note issued to ___________________ which have been purchased by ____________________  (together, the “Notes”) , to 5:00 pm on March 31, 2017 (the “Due Date”), Sport Endurance, Inc. (the “Company”) shall deliver 35,000 shares of fully paid common stock to  ___________ or its designee, as the holder of the Notes.  This letter further acknowledges that the sums due under the Notes including interest, penalties and the Mandatory Default Amount as defined in the Notes as of the date of this Agreement are $490,389.90. This is calculated as $336,787.00 of principal, $21,610.50 of accrued interest as of December 28, 2016, $107,519.25 of guaranteed pre-payment penalty and $24,472.72 of Forbearance Penalties. The Company further agrees that notwithstanding any cure provisions in the Notes, such cure provisions shall be null and void. In the event that that the Notes are not paid by the Due Date, an additional $163,151 default penalty shall be added to the principal.

Without modifying or amending the terms of the Notes, the Security Agreement or the Securities Purchase Agreement, _______________ agree to forebear and not to seek collection against the Company of any amounts due under the Notes, Security Agreement or Securities Purchase Agreement through and until the Due Date.  The period of forbearance provided in this Agreement shall terminate on the Due Date if the amount due under the Notes is not paid within that period.  In the event the Company fails to pay any sums due or otherwise defaults under any other outstanding notes, whether outstanding as the date of this Agreement of prior to the Due Date, or the Company is in breach of   any other agreements  instruments to which it is a party, such default or breach shall be a cross default under the Notes and the Due Date under the Notes shall be accelerated upon the giving of notice by _____________.

Except as modified by this Agreement, the Company hereby ratifies and confirms the terms and provisions of the Notes, the Security Agreement and the Securities Purchase Agreement.  The Notes, Security Agreement, Securities Purchase Agreement and all other agreements, instruments and other documents executed in connection with the obligations of the Company under the Notes are legal, valid, binding and enforceable against the Company in accordance with their terms.

Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and all of which, together, shall constitute one and the same instrument.

Please sign below evidencing your agreement to be bound by this Agreement and return to us.

Very truly yours,

_________________________
David Lelong
President and CEO

We hereby agree to the foregoing:

_________________

By:
___________________________________________